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                                                                    EXHIBIT 8.1


                [Woods, Fuller, Shultz & Smith, P.C. Letterhead
                      300 South Phillips Avenue, Suite 300
                             Post Office Box 5027
                          Sioux Falls, SD 57117-5027]



January 3, 2003




Board of Managers
Whetstone Ethanol, LLC
1303 East 4th Street, Suite 2
Milbank, SD 57252

Ladies and Gentlemen:

We have acted as tax counsel to Whetstone Ethanol, LLC ("the Company"), a South Dakota limited liability company, in connection with the Company's proposed issuance of capital units (the "Offering"). As such we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form S-4 Registration Statement (SEC File No. 333-97215) (the "Registration Statement") relating to the Offering.

You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the Company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, all statements as to matters of law and legal conclusions contained the Registration Statement under the heading "Federal Income Tax Consequences" constitute our opinion unless otherwise noted. That section of the Registration Statement contains a general description of the principal federal income tax consequences that are expected to arise from the reorganization of Northern Growers Cooperative into the Company and the ownership and disposition of capital units, insofar as it relates to matters of law and legal conclusions, which addresses all material federal income tax consequences to prospective members and unit holders of the ownership and disposition of capital units.

Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the


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United States and has limited applicability to corporate taxpayers, tax-exempt pensions, profit-sharing trusts or IRA's, foreign taxpayers, estates or taxable trusts as to the transferees of capital units. An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                       Very truly yours,

                                       WOODS, FULLER, SHULTZ & SMITH P.C.

                                       /s/ Woods, Fuller, Shultz & Smith P.C.